Exhibit 99.1

News Release

Allison Transmission Announces Third Quarter 2021 Results

•	Net Sales of $567 million, up 7% year-over-year

•	Diluted EPS of $0.89, up 31% year-over-year

•	Net Income of $94 million, 17% of Net Sales

•	Adjusted EBITDA of $189 million, 33% of Net Sales

•	Allison hosted a Virtual Technology Day on October 6

INDIANAPOLIS, October 27, 2021 – Allison Transmission Holdings Inc. (NYSE: ALSN), a leading designer and manufacturer of conventional and electrified vehicle propulsion solutions and the largest global manufacturer of medium- and heavy-duty fully automatic transmissions for commercial and defense vehicles, today reported a 7 percent increase in net sales from the same period in 2020 as robust customer demand and the ongoing recovery in global economic activity remains tempered by persisting commercial vehicle industry production constraints due to global supply chain challenges.

Year-over-year results were led by a 31 percent increase in net sales in the Outside North America On-Highway end market driven by continued strength in global on-highway customer demand and the continued execution of growth initiatives, a $19 million increase in net sales in the North America Off-Highway end market driven by improving demand for hydraulic fracturing applications, and a $10 million increase in net sales in the Outside North America Off-Highway end market driven by higher demand in the energy, mining and construction sectors.

Net sales for the quarter were $567 million. Net income for the quarter was $94 million. Diluted EPS for the quarter was $0.89. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $189 million. Net cash provided by operating activities for the quarter was $196 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $153 million.

David S. Graziosi, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s third quarter 2021 results reflect the continuing recovery in global markets and customer demand. Thanks to the commitment and tireless efforts of our employees and suppliers, Allison remains positioned to meet customer demand, despite the broad and ongoing challenges to global supply chains.

Graziosi continued, “During the third quarter, we maintained our well-defined approach to capital allocation by settling $100 million of share repurchases, representing over 2 percent of outstanding shares, and paying a quarterly dividend of $0.19 per share. As of September 30, Allison had repurchased over 7 percent of outstanding shares in 2021. Notably, during the third quarter Allison received credit ratings upgrades from both Moody’s and Fitch.”

Virtual Technology Day

On October 6, Allison held a Virtual Technology Day. Our management team presented information on the company’s longstanding commitment to innovation, latest product development initiatives, electrification and conventional market trends and Allison’s strategy for its portfolio of electrified and internal combustion propulsion solutions.

Videos of the event, including two Q&A sessions with management are available on the Investor Relations website.

https://ir.allisontransmission.com/events/event-details/allison-transmissions-virtual-technology-day

Third Quarter Net Sales by End Market

End Market	Q3 2021 Net Sales ($M)	Q3 2020 Net Sales ($M)	% Variance
North America On-Highway	$275	$281	(2%)
North America Off-Highway	$20	$1	1,900%
Defense	$39	$56	(30%)
Outside North America On-Highway	$93	$71	31%
Outside North America Off-Highway	$14	$4	250%
Service Parts, Support Equipment & Other	$126	$119	6%
Total Net Sales	$567	$532	7%

Third Quarter Financial Highlights

Gross profit for the quarter was $261 million, an increase of 3 percent from $254 million for the same period in 2020. Gross margin for the quarter was 46.0 percent, a decrease of 170 basis points from a gross margin of 47.7 percent for the same period in 2020. The increase in gross profit was principally driven by higher net sales and price increases on certain products offset by unfavorable material costs and higher manufacturing expense commensurate with higher net sales.

Selling, general and administrative expenses for the quarter were $73 million, a decrease of $20 million from $93 million for the same period in 2020. The decrease was principally driven by unfavorable 2020 product warranty adjustments that did not recur in 2021 partially offset by higher commercial activities spending.

Engineering – research and development expenses for the quarter were $42 million, an increase of $9 million from $33 million for the same period in 2020. The increase was principally driven by increased product initiatives spending.

Net income for the quarter was $94 million, an increase of $17 million from $77 million for the same period in 2020. The increase was principally driven by lower selling, general and administrative expenses and higher gross profit partially offset by increased product initiatives spending.

Net cash provided by operating activities was $196 million, an increase of $34 million from $162 million for the same period in 2020. The increase was principally driven by lower operating working capital requirements and higher gross profit partially offset by higher cash interest expense and increased product initiatives spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $189 million, an increase of $15 million from $174 million for the same period in 2020. The increase in Adjusted EBITDA was principally driven by lower selling, general and administrative expenses and higher gross profit partially offset by increased product initiatives spending.

Adjusted free cash flow for the quarter was $153 million, an increase of $17 million from $136 million for the same period in 2020. The increase was principally driven by higher net cash provided by operating activities partially offset by increased capital expenditures and the exclusion of 2020 cash restructuring charges that did not recur in 2021.

Full Year 2021 Guidance Update

Allison is currently positioned to meet customer demand. However, global supply chain challenges continue to have an adverse impact on commercial vehicle industry production. As a result, we are updating the full year 2021 guidance ranges reaffirmed to the market on July 28 for Net Sales, Adjusted EBITDA, Net Cash Provided by Operating Activities and Adjusted Free Cash Flow. Allison expects 2021 Net Sales in the range of $2,325 to $2,400 million, Net Income in the range of $395 to $440 million, Adjusted EBITDA in the range of $795 to $845 million, Net Cash Provided by Operating Activities in the range of $585 to $635 million, Adjusted Free Cash Flow in the range of $415 to $455 million and Capital Expenditures in the range of $170 to $180 million.

Our updated 2021 net sales guidance reflects higher demand in the Global On-Highway, Global Off-Highway and Service Parts, Support Equipment & Other end markets as a result of the ongoing global economic recovery and price increases on certain products. Our full year 2021 guidance also assumes the continuation of commercial vehicle industry production constraints and global supply chain challenges for the foreseeable future.

Conference Call and Webcast

The company will host a conference call at 5:00 p.m. ET on Wednesday, October 27 to discuss its third quarter 2021 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 8:00 p.m. ET on October 27 until 11:59 p.m. ET on November 3. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13723297.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, and a leader in electrified propulsion systems that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has more than 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 pandemic, including new variants of the virus and the pace and availability of vaccines, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; increases in cost, disruption of supply or shortage of labor, freight, raw materials or components used to manufacture or transport our products, including as a result of the COVID-19 pandemic; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including increased trade protectionism; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions; labor shortages, labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers or suppliers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, excluding non-recurring restructuring charges, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net sales	$567	$532	$1,758	$1,546
Cost of sales	306	278	918	801

Gross profit	261	254	840	745
Selling, general and administrative	73	93	226	237
Engineering—research and development	42	33	121	107

Operating income	146	128	493	401
Interest expense, net	(28)	(34)	(87)	(100)
Other income, net	6	4	12	8

Income before income taxes	124	98	418	309
Income tax expense	(30)	(21)	(94)	(70)

Net income	$94	$77	$324	$239

Basic earnings per share attributable to common stockholders	$0.89	$0.68	$2.97	$2.10

Diluted earnings per share attributable to common stockholders	$0.89	$0.68	$2.97	$2.10

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$261	$310
Accounts receivable, net	257	228
Inventories	217	181
Other current assets	75	37

Total Current Assets	810	756
Property, plant and equipment, net	681	638
Intangible assets, net	928	963
Goodwill	2,064	2,064
Other non-current assets	54	56

TOTAL ASSETS	$4,537	$4,477

LIABILITIES
Current Liabilities
Accounts payable	$172	$157
Product warranty liability	35	36
Current portion of long-term debt	6	6
Deferred revenue	37	34
Other current liabilities	198	140

Total Current Liabilities	448	373
Product warranty liability	23	30
Deferred revenue	101	109
Long-term debt	2,504	2,507
Deferred income taxes	506	442
Other non-current liabilities	248	260

TOTAL LIABILITIES	3,830	3,721
TOTAL STOCKHOLDERS’ EQUITY	707	756

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,537	$4,477

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities (a)	$196	$162	$467	$402
Net cash used for investing activities (b)	(50)	(35)	(119)	(80)
Net cash used for financing activities	(122)	(312)	(396)	(263)
Effect of exchange rate changes on cash	(1)	2	(1)	—

Net increase (decrease) in cash and cash equivalents	23	(183)	(49)	59
Cash and cash equivalents at beginning of period	238	434	310	192

Cash and cash equivalents at end of period	$261	$251	$261	$251

Supplemental disclosures:
Interest paid	$34	$8	$72	$73
Income taxes paid	$3	$5	$48	$13
(a) Restructuring charges	$—	$(9)	$—	$(12)
(b) Additions of long-lived assets	$(43)	$(35)	$(112)	$(84)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (GAAP)	$94	$77	$324	$239
plus:
Income tax expense	30	21	94	70
Interest expense, net	28	34	87	100
Depreciation of property, plant and equipment	26	25	77	71
Amortization of intangible assets	12	11	35	40
Stock-based compensation expense (a)	3	6	11	11
Technology-related investments gain (b)	(3)	—	(3)	—
Acquisition-related earnouts (c)	1	—	1	1
UAW Local 933 retirement incentive (d)	(1)	—	(1)	—
Unrealized (gain) loss on foreign exchange (e)	(1)	—	(1)	2
Restructuring charges (f)	—	—	—	12

Adjusted EBITDA (Non-GAAP)	$189	$174	$624	$546

Net sales (GAAP)	$567	$532	$1,758	$1,546
Net income as a percent of net sales (GAAP)	16.6%	14.5%	18.4%	15.5%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	33.3%	32.7%	35.5%	35.3%
Net cash provided by operating activities (GAAP)	$196	$162	$467	$402
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(43)	(35)	(112)	(84)
Restructuring charges (f)	—	9	—	12

Adjusted free cash flow (Non-GAAP)	$153	$136	$355	$330

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents gains (recorded in Other income, net) related to investments in co-development agreements to expand our position in transmission technologies.
(c)	Represents expenses (recorded in Selling, general and administrative and Engineering—research and development) for earnouts related to our acquisition of Vantage Power Limited.
(d)

Represents adjustments (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(e)	Represents (gains) losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(f)

Represents restructuring charges (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) related to voluntary and involuntary separation programs for hourly and salaried employees in 2020.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2021
	Low	High
Net Income (GAAP)	$395	$440
plus:
Depreciation and amortization	152	152
Interest expense, net	117	117
Income tax expense	120	125
Stock-based compensation expense (a)	15	15
Acquisition-related earnouts (b)	1	1
UAW Local 933 retirement incentive (c)	(1)	(1)
Technology-related investments gain (d)	(3)	(3)

Adjusted EBITDA (Non-GAAP)	$795	$845

Net Cash Provided by Operating Activities (GAAP)	$585	$635
(Deductions) to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	$(170)	$(180)

Adjusted Free Cash Flow (Non-GAAP)	$415	$455

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expense (recorded in Selling, general and administrative and Engineering—research and development) for earnouts related to our acquisition of Vantage Power Limited.
(c)

Represents adjustments (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the UAW pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(d)	Represents gains (recorded in Other income, net) related to investments in co-development agreements to expand our position in transmission technologies.